SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.         )

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Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission

      Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under Rule 14a-12

LaSalle Hotel Properties

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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LASALLE HOTEL PROPERTIES

4800 Montgomery Lane, Suite M25

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) of LaSalle Hotel Properties (the “Company”) will be held on Thursday, April 22, 2004 at 8:00 a.m., local time, at the Hotel Madera, 1310 New Hampshire Avenue, N.W., Washington, DC 20036, for the following purposes:

1.	To elect two Class III trustees of the Company to serve until the 2007 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004; and

3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Trustees has fixed the close of business on February 13, 2004 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of the Company’s common shares of beneficial interest, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Trustees, and to mail it promptly in the enclosed postage-prepaid envelope. The enclosed proxy may be revoked by delivery to the Secretary of a later dated proxy, by giving written notice of the revocation of such proxy to the Secretary, or by attending the meeting and voting in person. Shareholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Trustees

Hans S. Weger

Secretary

Bethesda, Maryland

February 27, 2004

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your signed proxy card.

LASALLE HOTEL PROPERTIES

4800 Montgomery Lane, Suite M25

Bethesda, Maryland 20814

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2004

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of LaSalle Hotel Properties (the “Company”) for use at the 2004 Annual Meeting of Shareholders of the Company to be held on Thursday, April 22, 2004, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked:

1.	To elect two Class III trustees of the Company to serve until the 2007 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31 , 2004; and

3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are first being sent to shareholders on or about February 27, 2004. The Board of Trustees has fixed the close of business on February 13, 2004 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record of the Company’s common shares of beneficial interest, $.01 par value per share (the “Common Shares”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 24,118,929 Common Shares outstanding and entitled to vote at the Annual Meeting. Holders of Common Shares outstanding as of the close of business on the Record Date will be entitled to one vote for each Common Share held by them.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of the Class III trustees. The affirmative vote of the holders of a majority of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the ratification of the Company’s auditors and the approval of any other routine matters properly presented at the Annual Meeting for approval of the shareholders. Under Maryland law, abstentions do not constitute a vote “for” or “against” a routine matter and will be disregarded in determining “votes cast.” Non votes by brokers on a routine matter will be treated in the same way. As a result, abstentions and broker non-votes will have no effect on the election of trustees or the ratification of the Company’s auditors.

Shareholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Common Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the two nominees for Class III trustees of the Company named in this Proxy Statement and FOR ratification of the Board of Trustees’ selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any shareholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, which includes financial statements for the fiscal year then ended, has been mailed to shareholders with this Proxy Statement. The Company’s Annual Report on Form 10-K, however, is not part of the proxy solicitation material.

PROPOSAL 1:    ELECTION OF TRUSTEES

The Board of Trustees of the Company consists of seven members and is divided into three classes, with the trustees in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of shareholders.

At the Annual Meeting, two trustees will be elected to serve until the 2007 Annual Meeting and until their successors are duly elected and qualified. The Board of Trustees has nominated Messrs. Donald S. Perkins and Stuart L. Scott to serve as the Class III trustees (the “Nominees”). The Nominees are currently serving as the Class III trustees of the Company. The Board of Trustees anticipates that each Nominee will serve, if elected, as a trustee. However, if either person nominated by the Board of Trustees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend.

The Board of Trustees recommends a vote FOR each Nominee.

Information Regarding the Nominees and the Continuing Trustees

The following table and biographical descriptions set forth certain information with respect to each Nominee for election as a Class III trustee at the Annual Meeting and the continuing trustees whose terms expire at the annual meetings of shareholders in 2005 and 2006, respectively.

Name	Age	Trustee Since	Amount and Nature of Beneficial Ownership of Common Shares (1)		Percent of Class (2)(3)
Class I Continuing Trustees (Terms Expire in 2005)
Jon E. Bortz	47	1998	431,360	(4)	1.79%
Donald A. Washburn	59	1998	52,812	(4)	*
Class II Continuing Trustees (Terms Expire in 2006)
Darryl Hartley-Leonard	58	1998	23,686	(4)	*
Kelly L. Kuhn	38	2003	1,132	(4)	*
William S. McCalmont	48	2000	10,961	(4)	*
Class III Nominees for Election at 2004 Annual Meeting (Terms Expire in 2007)
Donald S. Perkins	77	1998	24,986	(4)	*
Stuart L. Scott	65	1998	99,441	(4)	*

(1)

All information has been determined as of February 19, 2004. For purposes of this table a person is deemed to have “beneficial ownership” of the number of Common Shares which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of February 19, 2004 or the redemption of units (“Units”) of limited partnership interest in LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) of which the Company is the general partner (assuming the Company elects to issue Common Shares rather than pay cash upon such redemption). See “Executive Compensation” for a discussion of the vesting of stock options granted to trustees and officers. Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 29, 1998, as amended, upon a notice of redemption from a unitholder, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, Common Shares.

(2)	For purposes of computing the percentage of outstanding Common Shares held by each person, any Common Shares which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days of February 19, 2004, or redemption of Units is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.
(3)	“*” represents less than 1% of class.
(4)	The number of Common Shares beneficially owned by the following persons includes the number of Common Shares which such persons has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of February 19, 2004: Jon E. Bortz – 266,099; Donald A. Washburn – 12,001; Darryl Hartley-Leonard – 21,701; Kelly L. Kuhn – none; William S. McCalmont – 10,001; Donald S. Perkins – 10,001; and Stuart L. Scott – 5,001. The number of Common Shares beneficially owned by the following persons does not include the number of Common Shares deferred as a portion or all of such disinterested trustees’ annual retainer (as discussed in “—Trustee Compensation for the Year 2003” below): Darryl Hartley-Leonard – 8,490; William S. McCalmont – 5,828; Donald S. Perkins – 7,259; and Stuart L. Scott – 3,368.

Class I Continuing Trustees—Terms Expire in 2005

Jon E. Bortz has served as Chairman of the Company’s Board of Trustees since January 1, 2001, a trustee of the Company since 1998 and has been President and Chief Executive Officer of the Company since its formation. Mr. Bortz founded the Hotel Group of Jones Lang LaSalle Incorporated (“Jones Lang LaSalle”), and as President, oversaw all of Jones Lang LaSalle’s hotel investment and development activities. From January 1995 as Managing Director of Jones Lang LaSalle’s Investment Advisory Division, Mr. Bortz was also responsible for certain east coast development projects, including the redevelopment of Grand Central Terminal in New York City. From January 1990 to January 1995, he was a Senior Vice President of Jones Lang LaSalle’s Investment Division, with responsibility for east coast development projects and workouts, including the redevelopment of Union Station in Washington, D.C. Mr. Bortz joined Jones Lang LaSalle in 1981. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant in Maryland.

Donald A. Washburn has served as a trustee of the Company since 1998. Mr. Washburn is also a member of the Company’s Audit Committee and the Nominating and Governance Committee and the Chairman of the Compensation Committee. Mr. Washburn is a private investor. Mr. Washburn is a retired Executive Vice President of Northwest Airlines, Inc. (“Northwest”) and Chairman and President-Northwest Cargo, Inc. Mr. Washburn joined Northwest in 1990 and served in a number of capacities, including Executive Vice President-Customer Service and Operations. Prior to joining Northwest, Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is a director of Princess House, Inc., Key Technology, Inc. and Laga, Inc. Mr. Washburn serves as a private equity fund advisory board member of Spell Capital Fund II. Mr. Washburn graduated from Loyola University of Chicago, Kellogg Graduate School of Management at Northwestern University and the Northwestern University School of Law.

Class II Continuing Trustees—Terms Expire in 2006

Darryl Hartley-Leonard has served as a trustee of the Company since 1998. Mr. Hartley-Leonard is a member of the Company’s Nominating and Governance Committee. Mr. Hartley-Leonard is a private investor. Mr. Hartley-Leonard is Chairman and CEO of PGI (an event production agency) and a retired Chairman of the Board, President and Chief Executive/Chief Operating Officer of Hyatt Hotels Corporation. Mr. Hartley-Leonard is a director of Jones Lang LaSalle. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

Kelly L. Kuhn was appointed trustee of the Company on January 27, 2003. Ms. Kuhn is also a member of the Company’s Compensation Committee and Nominating and Governance Committee. Ms. Kuhn has been Navigant International’s regional president for the North Central region since 2000. Ms. Kuhn also has overseen the marketing, operations and development of NavigantVacations.com since 2001. Ms. Kuhn serves on the Advisory Board of Navigant Performance Group and on Navigant International’s executive committee and the strategic planning team. For approximately 10 years prior to joining Navigant International, Ms. Kuhn held several key positions at Arrington Travel Center, including manager of corporate communications, director of client and industry relations, vice president of operations, senior vice president, executive vice president and president and chief operating officer. Ms. Kuhn holds a B.A. from Northwestern University.

William S. McCalmont has served as a trustee of the Company since 2000. Mr. McCalmont is a member of the Company’s Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Mr. McCalmont is an Executive Vice President and the Chief Financial Officer of ACE Cash Express, Inc. From January 2002 through August 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., a supplier of furnished, fully supported office space, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2002. From August 1999 until June 2000, Mr. McCalmont served as the Interim President and Chief Executive Officer, and from August 1997 to August 1999, as the Senior Vice President and Chief Financial Officer, of La Quinta Inns, Inc., an owner and operator of hotels. From 1996 to 1997, Mr. McCalmont was Senior Vice President, Chief Financial Officer and Treasurer of FelCor Suite Hotels, Inc., an owner of hotels.

Class III Nominees for Election at 2004 Annual Meeting—Terms Expire in 2007

Donald S. Perkins has served as a trustee of the Company since 1998. Mr. Perkins is also the Chairman of the Company’s Audit Committee and a member of the Compensation Committee and the Nominating and Governance Committee. He is the retired Chairman of the Board and Chief Executive Officer of Jewel Companies, Inc. (a diversified retailer) (1970 to 1980). In 1995, Mr. Perkins served as Non-Executive Chairman of Kmart Corp. Mr. Perkins is a director of Arasys, Cantilever Technologies LLC, LaSalle U.S. Realty Income and Growth Fund, Inc., I, II and III and Nanophase Technologies Corporation. Mr. Perkins graduated from Yale University and Harvard Business School.

Stuart L. Scott has served as a trustee of the Company since 1998 and as Chairman of the Company’s Board of Trustees from 1998 to December 31, 2000. Mr. Scott is the Chairman of the Company’s Nominating and Governance Committee. Mr. Scott is the Chairman of the Board of Directors and Chief Executive Officer of Jones Lang LaSalle and was the Chairman of the Board of Directors and Chief Executive Officer of LaSalle Partners Incorporated and its predecessor entities from December 1992 through December 2001. Mr. Scott is a director and member of the Compensation Committee of Hartmarx Corporation (a clothing manufacturing company). Mr. Scott holds a B.A. from Hamilton College and a J.D. from the Northwestern University School of Law.

Biographical Information Regarding Executive Officers Who Are Not Trustees

Michael D. Barnello has served as Chief Operating Officer and Executive Vice President of Acquisitions of the Company since its formation and President of LaSalle Hotel Lessee, Inc. Mr. Barnello joined Jones Lang LaSalle in April 1995 as a Vice President. Prior to April 1995, Mr. Barnello was a Vice President with Strategic Realty Advisors, formerly known as VMS Realty Partners, where he was responsible for hotel asset management since 1990. Concurrently, Mr. Barnello was a Vice President at Stone-Levy LLC, an affiliate of Strategic Realty Partners, where he was responsible for hotel acquisitions. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration. Mr. Barnello is 38 years old.

Hans S. Weger has served as Chief Financial Officer, Executive Vice President, and Treasurer of the Company since August 1998 and as Secretary of the Company since October 1999. Mr. Weger is responsible for all financial, accounting, human resources and information technology activities. Prior to joining the Company, Mr. Weger served as Vice President and Treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger serves on the Advisory Council for the University of Southern Mississippi Business School. Mr. Weger holds a B.S. in finance from the University of Southern Mississippi and a M.B.A. from the University of Chicago. Mr. Weger is 40 years old.

The Board of Trustees and Its Committees

The Company is managed by a seven member Board of Trustees, a majority of whom are independent of the Company’s management. The Board of Trustees held six meetings during fiscal year 2003. Each of the trustees attended at least 80% of the total number of meetings of the Board of Trustees and 100% of the total number of meetings of the committees of the Company of which each was a member during 2003.

Audit Committee. The Audit Committee, which consists of William S. McCalmont, Donald S. Perkins and Donald A. Washburn, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. Each Audit Committee member is independent as defined in Section 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange (the “NYSE”). Additionally, the Audit Committee is responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 (the “Code”). Mr. Perkins serves as the Chairman of the Audit Committee. The Audit Committee has adopted a written audit charter which outlines certain specified responsibilities of the audit committee and complies with the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Audit Committee held nine meetings during fiscal year 2003.

Compensation Committee. The Compensation Committee, which consists of Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins and Donald A. Washburn, exercises all powers of the Board of Trustees in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee has authority to grant awards under the Company’s 1998 Share Option and Incentive Plan, as amended (the “1998 Share Option and Incentive Plan”). Additionally, the Compensation Committee is responsible for reviewing any transactions that involve potential conflicts of interest. Mr. Washburn serves as the Chairman of the Compensation Committee. The Compensation Committee held four meetings during fiscal year 2003.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Darryl Hartley-Leonard, Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins, Stuart L. Scott and Donald A. Washburn, assists the Board of Trustees by identifying individuals qualified to become Board members; recommends to the Board of Trustees the trustee nominees for the next annual meeting of shareholders; recommends to the Board of Trustees the corporate governance guidelines applicable to the Company; leads the Board of Trustees in its annual review of the Board’s performance; and recommends to the Board of Trustees the trustee nominees for each committee. Each of the members of this committee is independent under the NYSE listing standards.

The Board of Trustees is divided into three classes with each class standing for election every three years. Before the annual meeting of shareholders, the Nominating and Governance Committee considers the nomination of trustees in the class whose term expires at the next annual meeting of shareholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director, or for any other reasons. In addition to considering incumbent directors, the Nominating and Governance Committee identifies director candidates based on recommendations from its trustees and executive officers. The committee also has previously engaged, and may in the future engage, the services of third party search firms to assist in identifying or evaluating trustee candidates. In 2002, FPL Associates, L.P., an executive search firm, assisted us in identifying one of our trustees, Kelly L. Kuhn who was elected to the Board of Trustees in 2003.

The Nominating and Governance Committee evaluates annually the effectiveness of the Board as a whole and of each individual trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Trustees considers director candidates based on a number of factors including: whether the Board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of the Company’s business and willingness to devote adequate time to carrying out their duties. The Nominating and Governance Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function.

The Nominating and Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Governance Committee on the same basis as any other trustee candidates.

Nominations must be addressed to LaSalle Hotel Properties, 4800 Montgomery Lane, Suite M25, Bethesda, Maryland, 20814, Attn: Hans S. Weger, Corporate Secretary, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as trustee, if elected. In order to be considered for the next annual election of trustees, any such written request must be received by the Company no later than October 29, 2004. Mr. Scott serves as the Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held one meeting during fiscal year 2003.

Committee Charters and Governance Guidelines

Each committee of the Board of Trustees has a charter. The Company has made available copies of these committee charters as well as its corporate governance guidelines on its website at www.lasallehotels.com. Copies of these documents are also available in print to any shareholder who requests them. Requests should be sent in writing to LaSalle Hotel Properties, 4800 Montgomery Lane, Suite M25, Bethesda, Maryland, 20814, Attn: Hans S. Weger, Corporate Secretary.

Trustee Compensation for the Year 2003

Each trustee who is not an employee of or affiliated with the Company receives an annual fee of $25,000. The annual fee is payable half in cash and half in Common Shares each year. Each trustee may elect to receive, in lieu of the cash portion of the annual fee, compensation in the form of grants of Common Shares. In accordance with the 1998 Share Option and Incentive Plan and procedures adopted by the Company, each such trustee may elect to defer the receipt of all or a portion of his or her compensation in the form of Common Shares. Such deferred Common Shares are payable in Common Shares either in a single payment on January 31st of the calendar year or in five equal annual installments beginning on January 31st of the calendar year following the year in which the trustee ceases to serve on the Board of Trustees or of the calendar year. Additionally, each such trustee also receives $1,000 for attendance at each meeting of the Company’s Board of Trustees and $500 for attendance at each meeting (at a time other than a Board meeting) of a committee of the Company’s Board (other than the Audit Committee) of which such trustee is a member. In the event that special telephonic Board meetings or committee meetings (other than the Audit Committee) are held, a fee of $500 is paid to each trustee for each meeting. In connection with any Audit Committee meeting (at a time other than a Board meeting), each member (other than the Chairman) receives $1,000 for attendance in person and $750 for attendance at any telephonic meetings and the Chairman receives $1,500 for attendance in person or for attendance at any telephonic meetings. Meeting fees are paid in cash. The Company also reimburses trustees for out-of-pocket expenses incurred in connection with their service on the Board of Trustees. Each trustee who is not an employee of the Company receives 500 Common Shares when elected to the Board of Trustees for the first time. In addition, each trustee who is not an employee of the Company receives an annual grant of 500 restricted Common Shares for each year during such trustee’s term and those shares vest over three years with one-third vesting on each anniversary of the date of grant. When a trustee ceases to be a trustee, he or she forfeits the right to any options or restricted shares that have not previously vested. For the fiscal year ended December 31, 2003, the trustees who were not employees of the Company (six individuals) received an aggregate of $148,000 for serving on the Board of Trustees and additional fees for attending meetings of the Board of Trustees and committees thereof aggregating $44,500.

PROPOSAL 2:    RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Trustees of the Company has selected the accounting firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2004, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as the Company’s independent auditors since the Company’s formation in January 1998 and is considered by management of the Company to be well qualified. KPMG LLP has advised the Company that neither it nor any of its members has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

Fee Disclosure

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2003 and December 31, 2002:

	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002
Audit Fees	$606,200	$479,300
Audit-Related Fees	14,800	—
Tax Fees	120,800	137,800
Other Fees	—	—

Total	$741,800	$617,100

Audit Fees

Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Also consists of fees billed for professional services in connection with acquisitions and dispositions, comfort letters and SEC registration statements.

Audit-Related Fees

Consists of fees billed for professional consultation services with respect to the Sarbanes-Oxley Act.

Tax Fees

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions and dispositions tax planning.

Other Fees

KPMG LLP did not perform any services for the Company during fiscal years ended December 31, 2003 or December 31, 2002 other than the services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Pre-Approval Policy

The Audit Committee or its Chairman pre-approves all services rendered by the Company’s independent auditors. All of the fees paid to KPMG LLP that are described above were approved by the Audit Committee or its Chairman.

A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has considered whether (and has determined that) the provision by KPMG LLP of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG LLP’s independence from management and the Company.

The Board of Trustees recommends a vote FOR the ratification of the selection of the independent auditors.

AUDIT COMMITTEE REPORT

The following is a report by the Company’s Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the Company’s earnings releases with management.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61 and discussed and received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee holds additional meetings with management prior to the filing of the Company’s quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003 for filing with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The Audit Committee has adopted a written Audit Committee Charter that outlines certain specified responsibilities of the audit committee and complies with the rules of the SEC and the NYSE. The Audit Committee held nine meetings during fiscal year 2003.

Each of the Audit Committee members is independent as defined by the NYSE listing standards. The Board of Trustees has identified Donald S. Perkins and William S. McCalmont as the Audit Committee’s “financial experts” within the meaning of the SEC rules.

Submitted by the Audit Committee

of the Board of Trustees

Donald S. Perkins (Chairman)

William S. McCalmont

Donald A. Washburn

EXECUTIVE COMPENSATION

The following table sets forth information regarding the base compensation awarded to the Company’s Chief Executive Officer and each of the Company’s other executive officers (collectively, the “Named Executive Officers”) during the fiscal year ended December 31, 2003.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name And Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)		Securities Underlying Options/SARs(#)	All Other Compensation ($) (1)
Jon E. Bortz,
Chairman of the Board,	2003	$303,600	$258,060	$959,988	(2)	—	$16,362
President and Chief Executive	2002	$291,900	$347,361	—		—	$16,455
Officer	2001	$278,000	$628,280	$1,243,789	(3)	126,198	$7,064
Michael D. Barnello,
Chief Operating Officer and	2003	$240,800	$136,000	$661,989	(2)	—	$12,086
Executive Vice President of	2002	$231,525	$183,052	—		—	$12,239
Acquisitions	2001	$220,500	$331,090	$869,815	(3)	86,904	$7,064
Hans S. Weger,
Chief Financial Officer,	2003	$240,800	$136,000	$661,989	(2)	—	$12,667
Executive Vice President and	2002	$231,525	$183,052	—		—	$12,467
Secretary	2001	$220,500	$331,090	$843,567	(3)	86,904	$7,064

(1)	All Other Compensation consists of (i) employer matching contributions to the Company’s 401(k) retirement plan, (ii) Company-paid life insurance premiums and (iii) long-term disability insurance premiums.
(2)	Restricted Stock Awards were granted on October 20, 2003, based upon the closing market price of the Company’s Common Shares on that date of $18.10. Mr. Bortz received two tranches each of 26,519 Common Shares, Mr. Barnello received two tranches each of 18,287 Common Shares and Mr. Weger received two tranches each of 18,287 Commons Shares. For each of these Named Executive Officers, one tranche of these Common Shares vests in three equal annual installments beginning on January 1, 2005 and the other tranche of these Common Shares vests in three equal annual installments beginning on January 1, 2006. All Restricted Stock Awards were granted pursuant to the Company’s 1998 Share Option and Incentive Plan. Dividends are paid on the restricted Common Shares.
(3)	Restricted Stock Awards for the fiscal year ended December 31, 2001 were granted on April 24, 2001 and November 1, 2001, based upon the $16.56 and $8.55 closing market prices of the Company’s Common Shares on those two dates, respectively. Mr. Bortz received 24,155 Commons Shares on April 24, 2001 and two tranches each of 49,344 Common Shares on November 1, 2001. Mr. Barnello received 17,437 Commons Shares on April 24, 2001 and two tranches each of 33,980 Common Shares on November 1, 2001. Mr. Weger received 15,852 Commons Shares on April 24, 2001 and two tranches each of 33,980 Common Shares on November 1, 2001. For each of the Named executive officers, the Common Shares granted on April 24, 2001 vest in three equal annual installments beginning on January 30, 2002; one tranche of the Common Shares granted on November 1, 2001 vest in three equal annual installments beginning on January 1, 2003; and the other tranche of the Common Shares granted on November 1, 2001 vest in three equal annual installments beginning on January 1, 2004. All Restricted Stock Awards were granted pursuant to the Company’s 1998 Share Option and Incentive Plan. Dividends are paid on the restricted Common Shares.

Option Grants in Fiscal Year 2003

No Named Executive Officers were granted options in 2003.

No Named Executive Officer exercised options in 2003.

The following table sets forth the value of options held at the end of 2003 by the Company’s executive officers.

Aggregated Fiscal Year-End 2003 Option Values

Name	Number of Shares Underlying Unexercised Options at Fiscal Year-End (1) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End ($) (1) Exercisable/Unexercisable
Jon E. Bortz	224,033/105,165	$935,460/$1,051,650
Michael D. Barnello	133,484/72,420	$529,770/$724,200
Hans S. Weger	96,484/72,420	$572,858/$724,200

(1)	The value of unexercised in-the-money options at fiscal year-end is based on the difference between the exercise price and $18.55, the closing price per Common Share on December 31, 2003.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2003, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders (2)	761,703	$11.25	283,032
Equity compensation plans not approved by security holders (3)	None	None	None

Total	761,703	$11.25	283,032

(1)	The amounts indicated in this column exclude securities listed in the column titled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”
(2)	The Company’s 1998 Share Option and Incentive Plan.
(3)	The Company does not have any equity compensation plans that have not been approved by its shareholders.

Severance Agreements

The Company has entered into agreements with Messrs. Bortz, Barnello and Weger to provide benefits to each executive in the event such executive’s employment is terminated in certain circumstances (the “Severance Agreements”). If such an executive is terminated without Cause (as defined in the Severance Agreement) in connection with (or within one year after) a Change in Control (as defined in the Severance Agreement), or the executive terminates employment for Good Reason (as defined in the Severance Agreement) the executive is entitled to (i) his base salary, bonus and accrued vacation time (if any) earned but not paid prior to the date of termination; (ii) a cash amount equal to the sum of the executive’s base salary and the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years multiplied by a specified number (with respect to Mr. Bortz, the specified number is three and with respect to Messrs. Barnello and Weger, the specified number is two); and (iii) such other benefits, if any, as are provided under applicable plans. If such an executive is terminated without Cause, but there has not been any Change in Control, the executive is entitled to (i) and (iii) above and a cash amount equal to the sum of the executive’s base salary plus the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years (or in the case of Messrs. Barnello and Weger, 0.5 of the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years). If a Change in Control occurs and the executive is still employed by the Company on the first anniversary of such Change in Control, such executive shall be entitled to a cash bonus equal to the sum of such executive’s base salary and the average amount of the executive’s bonuses paid with respect to the three most recent fiscal years (or in the case of Messrs. Barnello and Weger, 0.5 of the average amount of the executive’s base salary plus bonuses paid with respect to the three most recent fiscal years). Additionally, in certain circumstances, as specified in the Severance Agreements, the Company may be obligated to pay such executives additional amounts equal to estimated tax liabilities and penalties.

Report on Executive Compensation

The following is a report by the Company’s Compensation Committee regarding the Company’s executive compensation objectives, executive compensation program and the compensation of the Company’s chief executive officer.

Executive Compensation Objectives. The objective of the Company’s executive compensation program is to attract, retain and motivate talented executives that will maximize shareholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of the Company’s shareholders by linking a portion of executive compensation directly to increases in shareholder value. The Company seeks to provide total compensation to its executive officers which is competitive with total compensation paid by REITs similar to the Company. To further promote continuity of management, the trustees may impose vesting restrictions or other conditions on the granted Common Shares and options as they did in 2000, 2001 and 2003, by imposing a three or four year vesting on Common Shares and options issued.

Proceedings of the Compensation Committee. The Compensation Committee determines compensation for the Company’s executive officers and is comprised of four trustees, Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins and Donald A. Washburn (Chairman). Final compensation determinations for each fiscal year generally are made after the end of the fiscal year and after audited financial statements for such year become available. At that time, base salaries for the following fiscal year are set, cash bonuses, if any, are determined for the past year’s performance, and option grants, if any, are generally made.

The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of Messrs. Barnello and Weger, the Compensation Committee considers the recommendations of Mr. Jon E. Bortz. At the beginning of the year, these executives jointly provided a list of management business objectives for the year, which were discussed with the committee, who suggested modifications. On a quarterly basis senior management provided the Compensation Committee with status reports on the Company’s success achieving these objectives. The Compensation Committee engaged an outside compensation consulting firm to provide the committee with comparative compensation data of other companies in related industries, and reviewed and provided suggestions on compensation alternatives and structures to adequately compensate executive management.

The following is a discussion of each element of the Company’s executive compensation:

Annual Base Salary. Base salaries for each of the executive officers are set by the Compensation Committee. The Compensation Committee periodically reviews and adjusts each executive officer’s base salary. Mr. Jon E. Bortz’s current base salary of $303,600 was established on January 1, 2003 and his previous salary of $291,900 was established on January 1, 2002. Mr. Michael D. Barnello’s current base salary of $240,800 was established on January 1, 2003 and his previous salary of $231,525 was established on January 1, 2002. Mr. Hans

S. Weger’s current base salary of $240,800 was established on January 1, 2003 and his previous salary of $231,525 was established on January 1, 2002. The factors and criteria which the Compensation Committee utilizes in establishing the compensation of the Company’s executive officers include an evaluation of the Company’s overall financial and business performance, the officer’s overall leadership and management and contributions by the officer to the Company’s acquisitions or investments. The Compensation Committee also considers the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year.

Annual Bonus. The executive officers’ annual bonus for 2003 was based upon a formula established during the first quarter of 2003, consisting of three components. Twenty-five percent of the bonus was based on performance against management business objectives established by the Compensation Committee. Twenty-five percent of the bonus was based upon the Company’s performance relative to a pre-selected peer group, comprised of four other publicly traded hotel REITs which the Company believes are most comparable to it. The basis of the comparison was Comparable Funds from Operations or Comparable FFO, calculated by taking each of the companies’ published 2003 Funds from Operations, and adding back any expenses related to terminating leases and acquisition costs for the purchase of any affiliated lessee during the year. The portion of the annual bonuses that is based on performance against peers was capped at 50%. The remaining 50% of the bonus was based on the Company’s performance relative to a budget which was approved at the January 2003 Board meeting. The total calculable bonus is capped at 150% of the executive officer’s target bonus; however, at the Board’s discretion, it may pay bonuses of greater than 150%. The Company did not achieve its budget for 2003. However, the executive officers met or exceeded all of the management business objectives set by the Compensation Committee, despite the challenging operating environment. Moreover, based upon a comparison of the Company’s Comparable FFO with its peer group, the Company did an exceptional job relative to its peer group. This is demonstrated by the Company outperfoming all members of its peer group and its approximately 22% decline in Comparable FFO versus an average of approximately 50% decline in Comparable FFO by its peer group for 2003. Based upon the bonus formula and its discretionary authority, the Compensation Committee awarded the executive officers 85% of the bonus target for 2003.

Long-Term Incentives. The 1998 Share Option and Incentive Plan allows for long-term incentives to key employees of, and consultants and other service providers to, the Company, its subsidiaries and advisors through grants of option rights, appreciation rights and restricted share awards. The grants of such rights and awards were intended to align the executives’ long-term objectives with those of the Company’s shareholders. The 1998 Share Option and Incentive Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom option rights, appreciation rights and restricted share awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards.

2003 Chief Executive Officer Compensation. For the fiscal year ended December 31, 2003, the Compensation Committee determined Jon E. Bortz’s base salary and annual bonus.

Tax Deductibility of Executive Compensation. Section 162(m) of the Code, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s shareholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate compensation for their performance. The Company did not pay any compensation during 2003 that would be subject to the limitations set forth in Section 162(m).

Submitted by the Compensation Committee of the Board of Trustees

Donald A. Washburn (Chairman)

Kelly L. Kuhn

William S. McCalmont

Donald S. Perkins

SHARE PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total return on the Common Shares from December 31, 1998 to the NYSE closing price per share on December 31, 2003 with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500”) and the National Association of Real Estate Investment Trusts Total Return Index (“NRIXTR”). Total return values were calculated assuming a $100 investment on December 31, 1998 with reinvestment of all dividends in (i) the Common Shares, (ii) the S&P 500, and (iii) the NRIXTR Index.

The actual returns shown on the graph above are as follows:

Name	Initial investment at December 31, 1998	Value of initial investment at December 31, 1999	Value of initial investment at December 31, 2000	Value of initial investment at December 31, 2001	Value of initial investment at December 31, 2002	Value of initial investment at December 31, 2003
LaSalle Hotel Properties	$100.00	$127.25	$182.07	$150.27	$184.84	$256.00
S&P 500 Index	$100.00	$120.89	$109.97	$96.94	$75.64	$97.09
NRIXTR Index	$100.00	$93.52	$117.74	$135.99	$143.08	$198.12

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Shares based upon filings made with the SEC (ii) each executive officer of the Company and (iii) the trustees and executive officers of the Company as a group as of February 19, 2004, unless indicated otherwise below. Share ownership of the trustees of the Company appears under the heading “Information Regarding the Nominees and Trustees” in this Proxy Statement.

	Common Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent of Total
T. Rowe Price Associates, Inc. (2)	2,217,700	9.19%
Heitman Real Estate Securities LLC (3)	1,827,588	7.58%
Capital Growth Management Limited Partnership (4)	1,515,300	6.28%
Delaware Management Holdings (5)	1,444,900	5.99%
Jon E. Bortz (6)(7)	431,360	1.79%
Michael D. Barnello (6)(7)	100,880	*
Hans S. Weger (6)(7)	70,553	*
All trustees and executive officers as a group (9 persons)	815,811	3.38%

*	Less than one percent.
(1)	The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)	The business address for this shareholder is 100 East Pratt Street, Baltimore, Maryland 21202. According to a Schedule 13G/A filed with the SEC on February 5, 2004, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 527,000 of these Common Shares and sole dispositive power with respect to all of these Common Shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of these Common Shares. The Board granted a waiver to Price Associates to acquire up to 13% of the Company’s Common Shares.
(3)	The business address for this shareholder is 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606. According to a Schedule 13G filed with the SEC, as of February 17, 2004, this shareholder has sole voting power with respect to 1,251,131 of these Common Shares and sole dispositive power with respect to all of these Common Shares. The Board granted a waiver to this shareholder to acquire up to 13% of the Company’s Common Shares.
(4)	The business address for this shareholder is One International Place, Boston, Massachusetts 02110. According to a Schedule 13G/A filed with the SEC, as of February 6, 2004, this shareholder has sole voting and dispositive power over all of these Common Shares. This shareholder expressly disclaims beneficial ownership of these Common Shares.
(5)	The business address for this shareholder is 2005 Market Street, Philadelphia, PA 19103. According to a Schedule 13G/A filed with the SEC, as of February 9, 2004, this shareholder has sole voting and dispositive power over these Common Shares.
(6)	The business address for these shareholders is 4800 Montgomery Lane, Suite M25, Bethesda, Maryland 20814.
(7)	The number of Common Shares beneficially owned by the following persons includes the number of Common Shares which such persons has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days of February 19, 2004: Jon E. Bortz – 266,099; Michael D. Barnello – 30,000 and Hans S. Weger – none.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, trustees and 10% Holders were satisfied, except that one transaction was filed late on a Form 4 for each of Messrs. McCalmont, Scott and Washburn.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the trustees, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Shareholder Communications; Trustee Attendance at Shareholder Meetings

The Company’s policies regarding shareholder communications and trustee attendance at shareholder meetings are available on its website at www.lasallehotels.com.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2005 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than October 29, 2004 in order to be considered for inclusion in the Company’s proxy statement relating to the 2005 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

For a proposal of a shareholder to be presented to the Company’s 2005 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after January 22, 2005 and on or before February 21, 2005, unless the 2005 Annual Meeting of shareholders is scheduled to take place before March 23, 2005 or after June 21, 2005, in which case notice must be delivered not earlier than the close of business on the 90th day prior to the 2004 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2005 annual meeting or the tenth day following the day on which public announcement of the date of the 2004 Annual Meeting is first made public by the Company. Any such proposal should be mailed to: LaSalle Hotel Properties, 4800 Montgomery Lane, Suite M25, Bethesda, Maryland, 20814, Attn: Hans S. Weger, Corporate Secretary.

Code of Ethics

The Company has adopted a code of ethics that applies to all Company employees and each member of the Company’s Board of Trustees. This code of ethics is available at the Company’s website at www.lasallehotels.com and any waivers of this code of ethics will be posted at the Company’s website. A copy of these codes of ethics are available in print to any shareholder who requests them. Requests should be sent to LaSalle Hotel Properties, 4800 Montgomery Lane, Suite M25, Bethesda, Maryland, 20814, Attn: Hans S. Weger, Corporate Secretary.

Other Matters

The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Trustees

Hans S. Weger

Secretary

Bethesda, Maryland

February 27, 2004

LASALLE HOTEL PROPERTIES

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES

The undersigned hereby constitutes and appoints Jon E. Bortz, Michael D. Barnello and Hans S. Weger and any of them, as proxies of the undersigned, with full power of substitution, to vote all common shares of beneficial interest, $.01 par value per share, of LaSalle Hotel Properties (the “Company”) held of record by the undersigned as of the close of business on February 13, 2004, on behalf of the undersigned at the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Hotel Madera, 1310 New Hampshire Avenue, N.W., Washington, DC 20036, 8:00 a.m., local time, on Thursday, April 22, 2004, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR the nominees of the Board of Trustees listed in Proposal 1 and FOR Proposal 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A shareholder wishing to vote in accordance with the Board of Trustees’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

LASALLE HOTEL PROPERTIES

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

	For All	Withhold All	For All (Except Nominee(s) written below)		For	Against	Abstain
1. To elect two Class III trustees of the Company to serve until the 2007 Annual Meeting of Shareholders and until their successors are duly elected and qualified.				2. To ratify the selection of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004.

Nominee: 01 - Donald S. Perkins 02 - Stuart L. Scott				3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

(INSTRUCTIONS: To Withhold authority to vote for any individual nominee write the nominee’s name on the line above.)

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto and the Company’s Annual Report of Form 10-K for the year ended December 31, 2003 and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Dated: , 2004

Signature(s)

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

_  FOLD AND DETACH HERE  _

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.